Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2005 OPERATING RESULTS

Uncasville, Connecticut, November 15, 2005 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a harness racetrack located in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs, announced today its operating results for the quarter and fiscal year ended September 30, 2005.

Results for the quarter ended September 30, 2005 were as follows:

•	Record gaming revenues of $320.3 million, a 7.9% increase over the corresponding period in the prior year

•	Gross slot revenues of $231.4 million, a 4.2% increase over the corresponding period in the prior year

•	Table games revenues of $85.5 million, a 9.4% increase over the corresponding period in the prior year

•	Non-gaming revenues of $72.0 million, a 4.5% increase over the corresponding period in the prior year

•	Loss from operations of $47.8 million, a $117.3 million decrease from income from operations of $69.5 million in the corresponding period in the prior year due to a non-cash relinquishment liability reassessment charge of $123.6 million as more fully described below

•	Net loss of $77.4 million, an $86.7 million decrease from net income of $9.3 million in the corresponding period in the prior year due to a non-cash relinquishment liability reassessment charge of $123.6 million as more fully described below

•	Record Adjusted EBITDA, a non-GAAP measure more fully described at the end of this press release, of $99.0 million, a 3.4% increase over the corresponding period in the prior year

Results for the fiscal year ended September 30, 2005 were as follows:

•	Record gaming revenues of $1.20 billion, a 6.8% increase over the prior fiscal year

•	Gross slot revenues of $860.9 million, a 3.4% increase over the prior fiscal year

•	Table games revenues of $334.2 million, a 9.1% increase over the prior fiscal year

•	Non-gaming revenues of $254.6 million, a 4.8% increase over the prior fiscal year

•	Income from operations of $139.4 million, a 43.5% decrease from the prior fiscal year due to a non-cash relinquishment liability reassessment charge of $123.6 million as more fully described below

•	Net income of $23.7 million, a 77.0% decrease from the prior fiscal year due to a non-cash relinquishment liability reassessment charge of $123.6 million as more fully described below

•	Record Adjusted EBITDA of $352.4 million, a 2.4% increase over the prior fiscal year

Fourth Quarter Operating Results

Net income (loss) for the quarter ended September 30, 2005 decreased by $86.7 million to a net loss of $77.4 million from net income of $9.3 million for the same period in the prior year. The decrease in net income is primarily due to the reassessment of the relinquishment liability in the quarter ended September 30, 2005, as more fully described below. Interest expense increased by $4.2 million to $23.1 million for the quarter ended September 30, 2005 as compared to

$18.9 million for the same period in the prior year. The weighted average outstanding debt was $1.27 billion for the quarter ended September 30, 2005 and $1.05 billion for the quarter ended September 30, 2004. The increase in weighted average outstanding debt was due to the acquisition of Pocono Downs and five off track wagering (OTW) facilities in January 2005. The weighted average interest rate was 7.3% for the quarter ended September 30, 2005 compared to 7.2% for the same period in the prior year.

Adjusted EBITDA for the quarter ended September 30, 2005 increased by $3.3 million, or 3.4%, to $99.0 million compared to $95.7 million for the same period in the prior year. The Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended September 30, 2005 was 27.7% compared to a 28.6% Adjusted EBITDA margin for the same period in the prior year. The decrease in the Adjusted EBITDA margin for the quarter ended September 30, 2005 was principally attributable to increased general and administrative costs associated with the start-up of the Authority’s corporate structure and the addition of Pocono Downs operations beginning in January 2005, which had an Adjusted EBITDA margin of 15.1% for the quarter ended September 30, 2005.

“The entire Management Board is extremely pleased with our fourth quarter performance and remains focused on our long term growth strategy, specifically Mohegan Sun and the opening of Pocono Downs,” said Bruce S. Bozsum, Chairman of the Authority’s Management Board. “Our commitment in Pennsylvania is a great opportunity for our team to learn and grow in order to provide for the future generations of the Mohegan Tribe.”

Mohegan Sun

Net revenues for the quarter ended September 30, 2005 increased by $13.1 million, or 3.9%, to $347.6 million from $334.5 million for the same period in the prior year. This increase is the result of a 5.1% growth in gaming revenues and a 2.8% growth in non-gaming revenues at Mohegan Sun.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended September 30, 2005, increased by $9.3 million, or 4.2%, to $231.4 million from $222.1 million for the same period in the prior year. Gross slot hold percentage, or gross slot revenue divided by slot handle, for the quarter ended September 30, 2005 was 8.4% compared to 8.0% for the same period in the prior year. Gross slot win per unit per day was $405 and $386 for the quarters ended September 30, 2005 and 2004, respectively.

Table games revenues for the quarter ended September 30, 2005 increased by $7.3 million, or 9.4%, to $85.5 million from $78.2 million for the same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 15.2% and 15.3% for the quarters ended September 30, 2005 and 2004, respectively. Table games hold percentage is relatively predictable over long periods of time but can fluctuate significantly over shorter periods. Table games revenue per unit per day was $3,079 and $2,925 for the quarters ended September 30, 2005 and 2004, respectively.

Food and beverage revenues increased by $1.0 million, or 4.2%, to $24.6 million in the quarter ended September 30, 2005 from $23.6 million in the same period in the prior year. The increase in revenues is attributable to an increase in the number of meals served, or food covers, of 2.9%. During the quarter, the Authority opened the 285-seat Uncas American Indian Grill to the public.

Hotel occupancy increased to 98% for the quarter ended September 30, 2005 compared to 95% for the quarter ended September 30, 2004. Hotel room availability was effectively optimized to Player’s Club members, which is reflected in the decrease in Revenue per Available Room, or REVPAR, to $119 for the quarter ended September 30, 2005 compared to $126 for the same period in the prior year and a decrease in the average daily room rate, or ADR, to $122 for the quarter ended September 30, 2005 compared to $133 for the same period in the prior year. Hotel revenues decreased by $495,000, or 3.5%, to $13.7 million in the quarter ended September 30, 2005 from $14.2 million for the same period in the prior year. Despite this drop in revenues, our strategy to optimize overall revenues was successful as the increased hotel occupancy was believed to contribute to growth in gaming, food and beverage and retail, entertainment and other revenues.

Retail, entertainment and other revenues increased by $1.4 million, or 4.6%, to $32.5 million for the quarter ended September 30, 2005 from $31.1 million for the same period in the prior year. A significant portion of the increase is attributable to the increase in fuel revenues of $2.1 million, or 37.3%, which resulted from the substantial increase in the price per gallon of fuel at the Mohegan Sun gasoline and convenience center.

Income (loss) from operations for the quarter ended September 30, 2005 decreased by $115.1 million to a loss from operations of $44.1 million from income from operations of $71.0 million for the quarter ended September 30, 2004. This decrease is attributable to a non-cash relinquishment liability reassessment charge of $123.6 million for the quarter ended September 30, 2005, as more fully described below, which had the effect of substantially increasing operating expenses, partially offset by the growth in net revenues.

The Authority’s accounting policy is to reassess the relinquishment liability at least annually in conjunction with the Authority’s budgeting process or when necessary upon an event which, in the Authority’s estimation, would materially increase or decrease projected revenues over the relinquishment period. On May 13, 2005, the United States Interior Board of Indian Appeals, or IBIA, overturned the federal recognition of the Historic Eastern Pequot Tribe and the Schaghticoke Tribe of Kent, Connecticut. These decisions were remanded to the United States Secretary of the Interior for reconsideration. The Authority concluded this ruling was not substantive enough to warrant a reassessment of the relinquishment liability at that time. On October 12, 2005, the Bureau of Indian Affairs, or BIA, upon reconsideration denied the federal recognition of these two Indian tribes which had expressed interest in building casinos in the close proximity of Mohegan Sun in Connecticut. As a result of this decision and other developments involving the revaluation of the impact to future Mohegan Sun revenues from potential competition in the Northeast gaming market, the Authority concluded events had occurred which are projected to increase revenues at Mohegan Sun over the remaining relinquishment period by approximately $3.2 billion and, therefore, substantially increase the related relinquishment liability, causing the Authority to account for a non-cash relinquishment liability charge of $123.6 million for the quarter ended September 30, 2005.

Adjusted EBITDA at Mohegan Sun for the quarter ended September 30, 2005 increased by $3.5 million, or 3.6%, to $100.7 million compared to $97.2 million for the same period in the prior year. The Adjusted EBITDA margin at Mohegan Sun for the quarter ended September 30, 2005 was 29.0% compared to a 29.1% Adjusted EBITDA margin for the same period in the prior year.

“Our fourth quarter Adjusted EBITDA is a tribute to the exceptional teamwork of our 9,000 employees,” said Jeffrey E. Hartmann, Executive Vice President and Chief Operating Officer of Mohegan Sun. “Record hotel occupancy levels, over 40 exciting arena events including the Connecticut Sun, incredible shopping, and the outstanding dining options also drove our fourth quarter results.”

Mohegan Sun at Pocono Downs

Results for Pocono Downs and the five OTWs for the quarter ended September 30, 2005 consisted of racing revenues of $8.2 million, net revenues of $9.4 million, loss from operations of $458,000 and Adjusted EBITDA of $1.4 million.

The loss from operations at Pocono Downs for the quarter ended September 30, 2005 includes $1.3 million in pre-opening costs and expenses comprised of personnel, consulting and other costs associated with the development plans mentioned below.

In July 2005, the Mohegan Tribal Gaming Authority issued a press release announcing plans for the development of Mohegan Sun at Pocono Downs, a proposed 400,000 square foot gaming and entertainment facility to be constructed on the existing grounds of the Pocono Downs racetrack on Route 315 in Plains Township, Pennsylvania. The plans provide for approximately 2,000 slot machines, 3 full-service restaurants, a 300 seat buffet, a 15,000 square foot food court, several bars and lounges, an 18,000 square foot nightclub, a “Kid’s Quest” center, 20,000 square feet of retail space, new parking facilities and an enhanced employee services area.

Construction of the new facility will begin following the issuance of a conditional slot license by the Pennsylvania Gaming Control Board, anticipated in the spring of 2006. The opening date is projected to be approximately 14 months from the beginning of construction. Estimated cost of construction for the facility is between $140.0 million and $160.0 million. The Authority will also pay a one-time $50 million fee to the Commonwealth of Pennsylvania once the license is granted.

In addition to the development of the new gaming and entertainment facility, the Authority plans to make significant improvements and additions to the existing Pocono Downs Clubhouse and Grandstand including a new simulcast facility, improvements to the Grandstand for the installation of approximately 1,000 slot machines (upon receipt of a conditional license) and a new 10,000 square foot food court. These improvements are estimated to cost up to $47.0 million. Construction began in September 2005 and is estimated to take approximately six months to complete.

“We are diligently executing our strategic plan to prepare for slots at Pocono Downs,” said Robert J. Soper, Chief Executive Officer of Mohegan Sun at Pocono Downs. “We are developing an outstanding team of dedicated and passionate employees.”

Fiscal Year 2005 Operating Results

Net income for the fiscal year ended September 30, 2005 decreased by $79.2 million, or 77.0%, to $23.7 million from $102.9 million for the prior fiscal year. The decrease in net income is primarily due to the decrease in income from operations, resulting from the reassessment of the relinquishment liability as more fully described above, as well as an increase in interest expense of $9.0 million, which is offset by a decrease in the loss on early extinguishment of debt of $33.9 million. The loss on early extinguishment of debt of $34.1 million in the fiscal year ended September 30, 2004 was a result of the repurchase of the Authority’s 8  1/8% senior notes due 2006 and 8  3/8% senior subordinated notes due 2011. Interest expense increased by 11.4% to $88.0 million for the fiscal year ended September 30, 2005 from $79.0 million in the prior fiscal year. The weighted average outstanding debt increased to $1.21 billion in the year ended September 30, 2005 from $1.09 billion for the prior fiscal year due to the acquisition of Pocono Downs mentioned above. The weighted average interest rate was 7.3% for the fiscal years ended September 30, 2005 and 2004.

Adjusted EBITDA for the fiscal year ended September 30, 2005 totaled $352.4 million compared to $344.1 million for the fiscal year ended September 30, 2004. The Adjusted EBITDA margin for the fiscal year ended September 30, 2005 was 26.5% compared to a 27.4% Adjusted EBITDA margin for the prior year. The decrease in the Adjusted EBITDA margin for the fiscal year ended September 30, 2005 was principally attributable to increased general and administrative costs associated with the start-up of the Authority’s corporate structure and function, expenditures associated with compliance requirements of the Sarbanes Oxley Act of 2002, and the addition of Pocono Downs operations beginning in January 2005, which had an Adjusted EBITDA margin of 11.4% for the fiscal year ended September 30, 2005.

“2005 was a very good year for the Authority,” said William J. Velardo, Chief Executive Officer of the Authority. “Congratulations to all of our employees for a job well done.”

Mohegan Sun

Net revenues for the fiscal year ended September 30, 2005 increased by $48.8 million, or 3.9%, to $1.31 billion from $1.26 billion for the prior fiscal year. This increase is primarily the result of a 4.8% growth in gaming revenues and a 3.6% growth in non-gaming revenues at Mohegan Sun.

Gross slot revenues for the fiscal year ended September 30, 2005 were $860.9 million compared to $832.8 million in the prior fiscal year. Mohegan Sun exceeded the Connecticut slot revenue market growth rate for the fiscal year, since the Authority experienced an increase in gross slot revenues of 3.4% over the prior fiscal year. The State of Connecticut reported slot revenues of $1.68 billion and $1.63 billion for the fiscal years ended September 30, 2005 and 2004, respectively, representing an increase of 2.9%. Gross slot hold percentage was 8.5% for the fiscal year ended September 30, 2005 compared to 8.1% in the prior fiscal year. Gross slot win per unit per day was $379 and $366 for the fiscal years ended September 30, 2005 and 2004, respectively.

Table games revenues for the fiscal year ended September 30, 2005 increased by $27.8 million, or 9.1%, to $334.2 million from $306.4 million for the prior fiscal year. Table games hold percentage was 16.0% for the fiscal year ended September 30, 2005, compared to 15.7% for the prior fiscal year. Table games revenue per unit per day was $3,114 and $2,938 for the fiscal years ended September 30, 2005 and 2004, respectively.

Food and beverage revenues increased by $415,000, or 0.5%, to $90.3 million in the fiscal year ended September 30, 2005 from $89.9 million in the prior fiscal year. The increase in revenues is attributable to a 5.8% increase in beverage revenues due to increased visitation at Mohegan Sun in fiscal 2005, offset by a 0.4% decrease in food revenues due to the closure of two restaurants in the Casino of the Earth. The new Uncas American Indian Grill opened to the public in July 2005 in the space formerly occupied by the Mohegan Territory and Chief’s Deli restaurants.

Hotel occupancy increased to 93% for the fiscal year ended September 30, 2005 compared to 87% for the fiscal year ended September 30, 2004. The number of occupied room nights for the fiscal year ended September 30, 2005 increased by approximately 24,000, or 6.4%, to 399,000 from 375,000 in the prior fiscal year. Hotel revenues decreased by 3.8% to $50.1 million in the fiscal year ended September 30, 2005 from $52.0 million for the prior fiscal year. In 2005, Mohegan Sun continued to optimize hotel room availability to casino patrons, which led to the decrease in REVPAR to $110 for the fiscal year ended September 30, 2005 compared to $115 for the prior fiscal year and a decrease in ADR to $118 for the fiscal year ended September 30, 2005 compared to $132 for the prior fiscal year. The optimization of hotel inventory to rated casino patrons is believed to have contributed to growth in gaming revenues that more than offsets the declines in ADR and REVPAR.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2005 increased by $10.3 million, or 10.2%, to $111.2 million from $100.9 million for the prior fiscal year. The increase was principally the result of an $8.8 million, or 17.3%, increase in retail revenues primarily driven by a $6.0 million increase in fuel revenues due to the substantial increase in the price per gallon of fuel at the Mohegan Sun gasoline and convenience center.

Income from operations for the fiscal year ended September 30, 2005 decreased by $100.6 million, or 40.0%, to $150.9 million from $251.5 million for the prior fiscal year. This decrease is attributable to a non-cash relinquishment liability reassessment charge as more fully described above of $123.6 million for the quarter ended September 30, 2005, which had the effect of substantially increasing operating expenses, partially offset by an increase in net revenues.

Adjusted EBITDA at Mohegan Sun for the fiscal year ended September 30, 2005 increased by $11.5 million, or 3.3%, to $360.4 million compared to $348.9 million in the prior fiscal year. The Adjusted EBITDA margin at Mohegan Sun for the fiscal year ended September 30, 2005 was 27.6% compared to a 27.8% Adjusted EBITDA margin for the prior fiscal year.

“We are delighted with the fiscal 2005 results,” said Mitchell Etess, Mohegan Sun President and CEO, “but we are more excited about moving forward with many strategic initiatives in the upcoming fiscal year. We are particularly proud of the creative approach that is going to provide quality health coverage to our employees, without the necessity of an employee contribution, and stemming the rapidly escalating expenses in this area.”

Mohegan Sun at Pocono Downs

Results for Pocono Downs and the five OTWs from the date of acquisition in January 2005 to September 30, 2005 consisted of racing revenues of $22.9 million, net revenues of $25.9 million, loss from operations of $67,000 and Adjusted EBITDA of $2.9 million. The loss from operations includes $1.3 million in pre-opening costs and expenses associated with developing the planned gaming and entertainment facility previously described.

Mohegan Tribal Gaming Authority Property Information

	Net Revenues For the Three Months Ended		Adjusted EBITDA For the Three Months Ended
(in thousands, unaudited)	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Mohegan Sun	$347,642	$334,502	$100,662	$97,211
Pocono Downs	9,367	—	1,418	—
Corporate	—	—	(3,073)	(1,472)

Total	$357,009	$334,502	$99,007	$95,739

(in thousands, unaudited)	Net Revenues For the Year Ended		Adjusted EBITDA For the Year Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Mohegan Sun	$1,305,686	$1,256,926	$360,445	$348,947
Pocono Downs (1)	25,919	—	2,943	—
Corporate	—	—	(10,951)	(4,820)

Total	$1,331,605	$1,256,926	$352,437	$344,127

(1)	Acquired January 25, 2005

Liquidity, Capital Resources and Capital Spending

As of September 30, 2005, the Authority held cash and cash equivalents of $72.4 million, an increase of $11.6 million from $60.8 million as of September 30, 2004. As of September 30, 2005, there were no outstanding draws under the

Authority’s $450.0 million bank credit facility revolving loan. The Authority had approximately $449.4 million available for borrowing under the bank credit facility as of September 30, 2005. The Authority’s total debt was approximately $1.24 billion as of September 30, 2005.

Capital expenditures totaled $51.0 million for the fiscal year ended September 30, 2005 versus $30.7 million for the same period in the prior year. In July 2005, a new restaurant at Mohegan Sun, the Uncas American Indian Grill, was completed with a total cost of $7.3 million and opened to the public on July 28, 2005. Capital expenditures at Mohegan Sun are anticipated to be approximately $51.0 million for the 2006 fiscal year, comprised primarily of anticipated maintenance capital expenditures, customer relationship management software, slot machine replacements and information systems enhancements.

Capital expenditures for the Pocono Downs racetrack site are anticipated to be approximately $115.7 million for the 2006 fiscal year, comprised primarily of design fees and construction costs for the planned slot machine facility and design fees and construction costs for the Clubhouse and Grandstand improvements.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $67.5 million and $65.0 million for the fiscal years ended September 30, 2005 and 2004, respectively. Distributions to the Tribe are anticipated to total approximately $72.5 million for fiscal year 2006.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. Future investments in Pocono Downs related to improvement of the existing facility and development of a slot machine facility at the racetrack, in addition to the payment of a one-time slot machine license fee, are anticipated to be funded through the bank credit facility.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year end 2005 operating results on Tuesday, November 15, 2005 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (international)

Conference ID: 1603633

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, in the “Investor Relations/Financial News” section. A replay of the call and related information will be made available at the same location on the Authority’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 12:00 p.m. (Eastern Standard Time) on Tuesday, November 15. This replay will run through November 29, 2005.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 1603633

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation and, through its subsidiary, Downs Racing, LP, owns and operates Mohegan Sun at Pocono Downs, a harness racetrack located in Plains, Pennsylvania and five OTW facilities located elsewhere in Pennsylvania. The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 350-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey and Pennsylvania), the financial performance of Mohegan Sun, Pocono Downs and the OTW facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority can not assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Quarter Ended September 30, 2005	For the Quarter Ended September 30, 2004	For the Fiscal Year Ended September 30, 2005	For the Fiscal Year Ended September 30, 2004
Revenue:
Gaming	$320,279	$296,911	$1,202,196	$1,125,145
Food and beverage	25,368	23,637	92,180	89,850
Hotel	13,728	14,223	50,058	52,035
Retail, entertainment and other	32,941	31,073	112,319	100,903

Gross revenues	392,316	365,844	1,456,753	1,367,933
Less—Promotional allowances	(35,307)	(31,342)	(125,148)	(111,007)

Net revenues	357,009	334,502	1,331,605	1,256,926

Operating costs and expenses:
Gaming	182,045	166,897	684,640	631,498
Food and beverage	12,410	11,219	45,216	43,264
Hotel	4,334	4,393	16,114	15,440
Retail, entertainment and other	11,195	10,897	35,442	41,870
Advertising, general and administrative	44,945	43,885	186,805	175,907
Corporate expenses	3,155	1,490	11,465	4,838
Pre-opening costs and expenses	1,257	—	1,257	—
Depreciation and amortization	21,801	22,293	87,678	93,595
Relinquishment liability reassessment	123,624	3,897	123,624	3,897

Total operating costs and expenses	404,766	264,971	1,192,241	1,010,309

Income (loss) from operations	(47,757)	69,531	139,364	246,617

Other income (expense) :
Accretion of discount to the relinquishment liability	(6,866)	(7,484)	(27,466)	(29,939)
Interest income	257	58	673	232
Interest expense	(23,136)	(18,894)	(88,011)	(78,970)
Loss on early extinguishment of debt	—	(33,890)	(280)	(34,138)
Other expense, net	13	(88)	(1,127)	(933)

Total other expense	(29,732)	(60,298)	(116,211)	(143,748)

Income (loss) before minority interest	(77,489)	9,233	23,153	102,869
Minority interest	82	18	514	18

Net income (loss)	$(77,407)	$9,251	$23,667	$102,887

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Operating Results:
Gross revenue	$392,316	$365,844	$1,456,753	$1,367,933
Net revenue	357,009	334,502	1,331,605	1,256,926
Income (loss) from operations	(47,757)	69,531	139,364	246,617
Net income (loss)	(77,407)	9,251	23,667	102,887

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$99,007	$95,739	$352,437	$344,127
Adjusted EBITDA margin	27.7%	28.6%	26.5%	27.4%

Capital expenditures	$15,481	$5,234	$50,991	$30,680
Cash interest paid	$33,479	$29,040	$80,882	$75,282

Balance Sheet Data:
Cash and cash equivalents	$72,425	$60,794	$72,425	$60,794
Total debt	1,243,880	1,026,323	1,243,880	1,026,323

MOHEGAN SUN

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Adjusted EBITDA:
Adjusted EBITDA	$100,662	$97,211	$360,445	$348,947
Adjusted EBITDA margin	29.0%	29.1%	27.6%	27.8%
Capital expenditures	$12,432	$5,234	$45,367	$30,680
Win Per Unit Per Day:
Slot (gross)	$405	$386	$379	$366
Table Games	3,079	2,925	3,114	2,938
Hold Percentage:
Slot (gross)	8.4%	8.0%	8.5%	8.1%
Table games	15.2%	15.3%	16.0%	15.7%
Slot Market Share:
Slot handle market share	51.5%	50.4%	51.4%	51.3%
Slot win market share	50.9%	49.6%	51.3%	51.0%
Slot handle efficiency	113.3%	107.3%	112.5%	106.9%
Slot win efficiency	111.9%	105.7%	112.2%	106.4%
Hotel Statistics:
Hotel occupancy %	98%	95%	93%	87%
Average Daily Rate (ADR)	$122	$133	$118	$132
Revenue Per Available Room (REVPAR)	$119	$126	$110	$115

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA –OPERATING STATISTICS

(unaudited)

	For the Quarter Ended		For the Fiscal Year Ended (1)
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Adjusted EBITDA:
Adjusted EBITDA	$1,418	$—	$2,943	$—
Adjusted EBITDA margin	15.1%	—	11.4%	—

Capital expenditures	$3,049	$—	$5,148	$—

(1)	Acquired January 25, 2005

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability and reassessment of the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, loss on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliation to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA both in its reconciliation to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$99,007	$95,739	$352,437	$344,127
Pre-opening costs and expenses	(1,257)	—	(1,257)	—
Depreciation and amortization	(21,801)	(22,293)	(87,678)	(93,595)
Relinquishment liability reassessment	(123,624)	(3,897)	(123,624)	(3,897)
Minority interest	(82)	(18)	(514)	(18)

Income (loss) from operations	(47,757)	69,531	139,364	246,617

Accretion of discount to the relinquishment liability	(6,866)	(7,484)	(27,466)	(29,939)
Interest income	257	58	673	232
Interest expense	(23,136)	(18,894)	(88,011)	(78,970)
Loss on early extinguishment of debt	—	(33,890)	(280)	(34,138)
Other expense, net	13	(88)	(1,127)	(933)
Minority interest	82	18	514	18

Net income (loss)	$(77,407)	$9,251	$23,667	$102,887

Reconciliation of Income from Operations to Adjusted EBITDA:

A reconciliation of income from operations, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, to Adjusted EBITDA is shown below (in thousands):

	For the Quarter Ended September 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA

Mohegan Sun	$(44,126)	$—	$123,624	$21,164	$—	$100,662
Pocono Downs	(458)	1,257	—	619	—	1,418
Corporate	(3,173)	—	—	18	82	(3,073)

	$(47,757)	$1,257	$123,624	$21,801	$82	$99,007

	For the Quarter Ended September 30, 2004
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA

Mohegan Sun	$71,021	$—	$3,897	$22,293	$—	$97,211
Corporate	(1,490)	—	—	—	18	(1,472)

	$69,531	$—	$3,897	$22,293	$18	$95,739

	For the Fiscal Year Ended September 30, 2005
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA

Mohegan Sun	$150,914	$—	$123,624	$85,907	$—	$360,445
Pocono Downs (1)	(67)	1,257	—	1,753	—	2,943
Corporate	(11,483)	—	—	18	514	(10,951)

	$139,364	$1,257	$123,624	$87,678	$514	$352,437

(1)	Acquired January 25, 2005

	For the Fiscal Year Ended September 30, 2004
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Relinquishment Liability Reassessment	Depreciation and Amortization	Minority Interest	Adjusted EBITDA

Mohegan Sun	$251,455	$—	$3,897	$93,595	$—	$348,947
Corporate	(4,838)	—	—	—	18	(4,820)

	$246,617	$—	$3,897	$93,595	$18	$344,127

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut November 15, 2005

CONTACTS: William J. Velardo Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000